SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)   November 14, 2003

            TRANSTECH INDUSTRIES, INC.
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533
(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)

  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable












                                             Page 1 of 7 pages

Item 9  REGULATION FD DISCLOSURE.


Press Release

      The following is the text of the press release dated November 14, 2003 reporting Transtech Industries, Inc.'s results of operations for the three and nine month periods ended September 30, 2003. This disclosure is made pursuant to the requirements of Item 12 of Form 8-K, and, due to current EDGAR system constraints, has been filed under Item 9 in accordance with interim guidance provided by the Commission.

           TRANSTECH INDUSTRIES, INC. REPORTS RESULTS
 FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2003

     PISCATAWAY, N.J., November 14, 2003 - Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (OTC BULLETIN BOARD:TRTI) announced the results of operations for the three and nine months ended September 30, 2003. The Company's subsidiaries perform environmental services and generate electricity utilizing methane gas as fuel.

     Gross revenues of the environmental services segment for the three months ended September 30, 2003 were $213,000 versus $359,000 for 2002. The decline is due to a reduction in services provided on the Southern Ocean Landfill project. Revenues for the electricity generation segment for the period in 2003 increased to $49,000 from $25,000 in 2002. Deferred repairs to the generation equipment began in May 2002. Net consolidated revenues (after the elimination of inter-company environmental services sales) for the three months of 2003 and 2002 were $51,000 and $237,000, respectively.

     The cost of operations for the three months ended September 30, 2003 and 2002 were $376,000 and $545,000, respectively. The cost for 2003 includes a $50,000 charge for an increase in the allowance for doubtful accounts. The decrease in expenses was primarily due to the reduction in services provided, and lower professional and personnel costs.

     Other net expense for the three months ended September 30, 2003 was $28,000 versus income of $12,000 for 2002. Results for 2003 and 2002 include charges of $81,000 and $85,000, respectively, for interest accrued on the Company's estimated federal income tax liability discussed below.

     Income tax credits of $378,000 and $111,000 were recognized for the three months ended September 30, 2003 and 2002, respectively.

     Net income for the three months ended September 30, 2003 was $25,000 or $.01 versus a net loss of $(185,000) or $(.06) per share for 2002.

     Gross revenues of the environmental services segment for the nine months ended September 30, 2003 were $743,000 versus $1,014,000 for 2002. The decrease reflects the reduction of services at the Southern Ocean Landfill. Revenues for the electricity generation segment for 2003 were $178,000 versus $25,000 for 2002. Net consolidated revenues (after the elimination of inter-company environmental services sales) for the nine months of 2003 and 2002 were $248,000 and $607,000, respectively.

     The cost of operations for the nine months ended September 30, 2003 and 2002 were $1,294,000 and $2,247,000, respectively. The cost for 2003 includes a $50,000 charge for an increase in the allowance for doubtful accounts. Costs for 2002 include charges totaling $950,000 for the write-off of certain receivables, and an increase in professional and legal fees.

      Other expense for the nine months ended in 2003 was $65,000 and $58,000, respectively. Results for 2003 and 2002 include $235,000 and $249,000, respectively, of interest expense accrued on the Company's estimated federal income tax liability. Other income reported for 2002 includes $8,626,000 of proceeds received from the Company's October 2001 settlement of litigation against certain of its excess insurance carriers, net of related charges.
     An income tax credit of $378,000 was recognized for the nine months ended September 30, 2003 versus a provision for income taxes of $3,151,000 for 2002.

     Net loss for the nine months ended September 30, 2003 was $733,000 or $(.25) per share compared to net income of $3,777,000 or $1.27 per share for 2002.

     During February 2002, the Company consummated an October 2001 settlement of its claims against certain excess insurance carriers for recovery of past remediation costs, and resulted in gross proceeds to the Company of $13.0 million. As previously disclosed, the Company agreed that a party to the 1997 settlement of litigation regarding the allocation of remediation expenses may claim against such proceeds in accordance with the terms of the 1997 settlement agreement. The amount that may be due is in dispute, and the amount in dispute, $3.5 million, has been placed in escrow pending the outcome of the dispute.

     In October 2000, the Company concluded the litigation with the Tax Court begun in 1994. The resulting assessed tax obligations, estimated at $4.7 million as of September 30, 2003, are now due. The Company is pursuing a reduction in the amount due, and a payment plan, for these obligations through the Offer in Compromise procedure. The amount of the Company's funds remaining after an immediate payment of the full tax obligations may be insufficient to satisfy the Company's other contingent obligations and meet its operating expenses as they come due.

     As previously announced, the Company is a defendant in two suits brought by U.S. Environmental Protection Agency ("EPA") regarding two sites, the Kin-Buc Landfill and a site in Piscataway, N.J. The suits seek reimbursement of response costs totaling approximately $7.1 million and penalties totaling approximately $18.1 million. The N.J. Dept. of Environmental Protection initiated a similar suit regarding the Kin-Buc Landfill in September 2002, seeking unspecified un-reimbursed response costs and natural resource damage claims. The Company has been indemnified against the response cost portion of the Kin-Buc claims pursuant to the aforementioned 1997 litigation settlement. Also in September 2002, EPA issued a notice to the Company and other PRPs seeking contribution to an estimated $7.2 million cleanup plan for a portion of a site of past operations in Carlstadt, NJ.

     The Company is unable to predict the outcome of the matters described above or reasonably estimate a range of possible loss given the current status of the proceedings. The Company continues to contest the charges vigorously.

     Work on the capping plan at the Southern Ocean Landfill in Ocean County, New Jersey was substantially completed in September 2003. The capping plan utilized recycled materials where possible to cover and close a portion of the landfill, and to provide tipping fees to fund certain tasks of the closure. During 2002, the Company wrote-off $700,000 owed the Company due primarily to insufficient tipping fee revenue, and reserved an additional $50,000 against amounts owed on the project in 2003.

     The Company continues to face significant short-term and long-term cash requirements for its federal and state income tax obligations, as well as professional and administrative costs, and remediation costs associated with sites of past operations. Although the Company continues to pursue the sale of property held for sale and claims against non-settling insurance carriers for recoveries of past remediation costs, no assurance can be given that the timing or amount of the proceeds from such sources will be sufficient to meet the cash requirements of the Company.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risks and uncertainties include among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

     Presented below are the consolidated balance sheet and comparative consolidated statements of operations for the three and nine-month periods ended September 30, 2003.


                           TRANSTECH INDUSTRIES, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                            As of September 30, 2003
                                   (In $000's)

                                     Assets

Cash and cash equivalents                             $ 5,011
Marketable securities                                     964
Accounts receivable, net of reserves                      327
Other current assets                                      500
    Total current assets                                6,802
Assets held for sale                                    1,312
Other assets                                              530
   Total assets                                       $ 8,644

                      Liabilities and Stockholders' Equity

Accrued income taxes                                  $ 4,040
Accounts payable and other current
  liabilities                                           1,442
   Total current liabilities                            5,482

Accrued remediation and closure costs                   2,079
Other liabilities                                          57
Stockholders' equity                                    1,026
      Total Liabilities and Stockholders' Equity      $ 8,644

                           TRANSTECH INDUSTRIES, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In $000's, except per share data)

                                           For the Three Months
                                            Ended September 30,
                                          2003               2002

Gross Revenues                          $  262             $  384
Less: Inter-company                       (211)              (147)
Net Revenues                                51                237
Cost of operations (a)                     376                545
Income (loss) from operations             (325)              (308)
Other income (expense) (b)                 (28)                12
Income (taxes) credit                      378                111
Net income (loss)                       $   25             $ (185)

Income (loss) per common share:
  Net income (loss)                     $  .01             $ (.06)
Number of shares used in
  calculation                        2,979,190          2,979,190

(a) - Cost of operations for 2003 includes a charge of $50,000 for an increase in the allowance for doubtful accounts.
(b) - Other income (expense) for 2003 and 2002 include charges of $81,000 and $85,000, respectively, for interest accrued on the Company's estimated federal income tax liability.

                                           For the Nine Months
                                           Ended September 30,
                                          2003               2002

Gross Revenues                         $   921            $ 1,039
Less: Inter-company                       (673)              (432)
Net Revenues                               248                607
Cost of operations (a)                   1,294              2,247
Income (loss) from operations           (1,046)            (1,640)
Net proceeds from insurance claims          -               8,626
Other income (expense) (b)                 (65)               (58)
Income (taxes) credit                      378             (3,151)
Net income (loss)                      $  (733)           $ 3,777

Income (loss) per common share:
  Net income (loss)                    $  (.25)           $  1.27
Number of shares used in
  calculation                        2,979,190          2,979,190

(a) - Cost of operations for 2003 includes a charge of $50,000 for an increase in the allowance for doubtful accounts. Costs for 2002 include a charge of $700,000 for the write-off of certain receivables.
(b) - Other income (expense) for 2003 and 2002 include charges of $235,000 and $249,000, respectively, for interest expense accrued on the Company's estimated federal income tax liability.




                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              TRANSTECH INDUSTRIES, INC.
                              (Registrant)


                              By: /s/ Andrew J. Mayer, Jr.
                                 Andrew J. Mayer, Jr., Vice
                                 President-Finance, Chief
                                 Financial Officer and
                                 Secretary

Dated:  November 14, 2003